Exhibit 99.(a)(2)

ARTICLES OF TRANSFER

of

CREDIT SUISSE ASSET MANAGEMENT STRATEGIC

GLOBAL INCOME FUND, INC.

and

CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.

Credit Suisse Asset Management Strategic Global Income Fund, Inc., a Maryland corporation (herein sometimes called “Transferor”) and, Credit Suisse Asset  Management Income Fund, Inc., a Maryland corporation (herein sometimes called “Transferee”), hereby certify to the Maryland State Department of Assessments and Taxation that:

FIRST:                    Transferor has agreed to sell and transfer all of its property and assets to Transferee.

SECOND:              The names of the corporations party, to these Articles of Transfer are Credit Suisse Asset Management Strategic Global Income Fund, Inc. and Credit Suisse Asset Management Income Fund, Inc., both corporations organized and existing under the laws of the State of Maryland.

THIRD:                  The principal office of Transferor in Maryland is located in Baltimore City, Maryland.  The principal office of Transferee in Maryland is located in Baltimore City, Maryland.  Transferor does not own any interest in land in the State of Maryland.

FOURTH:              The address and principal place of business of Transferee are 466 Lexington Avenue, 16th Floor, New York, New York 10017.

FIFTH:                   The nature and amount of the consideration to be paid, transferred or issued by Transferee for the property and assets of Transferor are as follows:

Transferee will:

(a)             assume all of the liabilities of Transferor;

(b)             subject to (c) below, issue to Transferor, for subsequent distribution to the stockholders of Transferor, the number of shares of Transferee’s common stock, par value $.001 per share, determined by dividing the value of the net assets of the Transferor sold and transferred to Transferee hereunder by the net asset value of one share of common stock of Transferee, all determined as of the close of regular trading on the New York Stock Exchange on the last business day preceding the  day on which these Articles of Transfer become effective.

(c)           No fractional shares of common stock of Transferee will be distributed to the stockholders of Transferor.  In lieu thereof, Transferee will pay to Transferor cash in an amount equal to the aggregate net asset value, determined as provided in (b) above, of all fractional shares of common stock of Transferee otherwise distributable to Transferor’s stockholders, which cash will then be distributed by Transferor to its respective stockholders in the appropriate amounts.  The number of shares of common stock of Transferee otherwise issuable to Transferor hereunder will be  reduced by that number of shares having an aggregate net asset value equal to the cash so paid to Transferor.

(d)           With respect to any Transferor stockholder holding certificates representing shares of common stock of Transferor as of the Effective Time (as this term is defined below), and subject to Transferee being informed thereof in writing by the Transferor, Transferee will not permit such stockholder to receive new certificates evidencing ownership of Transferee’s common stock until such stockholder has surrendered his or her outstanding certificates previously evidencing ownership of the common stock of Transferor, or, in the event of lost certificates has posted adequate bond (as determined by Transferee).  Dividends payable to stockholders of record of shares of common stock of Transferee as of any date after the Effective Time and prior to the exchange of certificates by any former stockholder of Transferor shall be paid to such stockholder, without interest; however, such dividends shall not be paid unless and until such stockholder surrenders his or her stock certificates of Transferor for exchange.

(e)           The foregoing terms, together with related terms and conditions, are further set forth in the Agreement and Plan of Reorganization, dated as of March 27, 2001, between Transferor and Transferee.

SIXTH:                   (a)           The Board of Directors of Transferor, at a meeting duly called and held on February 21, 2001 and by unanimous written consent dated March 27, 2001, adopted resolutions declaring that the transaction set forth in these Articles of Transfer (the “Reorganization”) was advisable and directing that the Reorganization be submitted for action thereon by the stockholders of Transferor at a special meeting.  The Reorganization was approved by the stockholders of Transferor at the special meeting duly called for such purpose and held on May 1, 2001 by the affirmative vote of the holders of at least a majority of the total number of shares of common stock outstanding and entitled to vote on the matter (with any shares voted by Credit Suisse Asset Management, LLC or the Directors of Transferor not being counted in the affirmative).  By such actions, the terms and conditions of the Reorganization were duly advised by the Board of Directors and authorized and approved by the stockholders of Transferor in the manner and by the vote required by the laws of Maryland and Transferor’s Charter.

(b)           The Board of Directors of Transferee, at a meeting duly called and held on February 21, 2001 and by unanimous written consent dated March 27, 2001, adopted resolutions declaring that the Reorganization was advisable and directing that the Reorganization be submitted for action by the stockholders of Transferee at its annual stockholders meeting.  The Reorganization was approved by the stockholders of Transferee at a meeting duly called for such purpose and held on May 1, 2001 by at least the vote required by the listing rules of the New York Stock Exchange (with any shares voted affirmatively by Credit

Suisse Asset Management, LLC or the Directors of Transferee not being counted as votes cast).  By such actions, the terms and conditions of the Reorganization were duly advised by the Board Of Directors and authorized and approved by the stockholders of Transferee in the manner and by the vote required by the laws of Maryland, the Transferee’s Charter, and the rules of the New York Stock Exchange.

SEVENTH:             These Articles of Transfer will become effective in accordance with the laws of the State of Maryland on May 14, 2001 at 9:00 a.m. (the “Effective Time”).

EIGHTH:                These Articles of Transfer may be executed in counterparts.  All counterparts shall collectively constitute the Articles of Transfer.

IN WITNESS WHEREOF, Credit Suisse Asset Management Income Fund, Inc. and Credit Suisse Asset Management Strategic Global Income Fund, Inc. each caused these Articles to be signed in its respective corporate name and on its behalf by its Senior Vice President and witnessed by its Secretary as of the 9th day of May, 2001, and each officer signing this document below on behalf of Credit Suisse Asset Management Income Fund, Inc. and Credit Suisse Asset Management Strategic Global Income Fund, Inc., respectively, acknowledges it to be the corporate act of Credit Suisse Asset Management Income Fund, Inc. and Credit Suisse Asset Management Strategic Global Income Fund, Inc., respectively, and states that, to the best of his or her knowledge, information and belief, all matters and facts set forth herein with respect to the authorization and approval by Credit Suisse Asset Management Income Fund, Inc. and Credit Suisse Asset Management Strategic Global Income Fund, Inc., respectively, of the transaction provided for in these Articles are true in all material respects and that this verification is made under the penalties of perjury.

WITNESS:	CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC.

/s/ Michael A. Pignataro	By:	/s/	(SEAL)
Secretary		Senior Vice President

WITNESS:	CREDIT SUISSE ASSET MANAGEMENT STRATEGIC GLOBAL INCOME FUND, INC.

/s/ Michael A. Pignataro
	By:	/s/	(SEAL)
Secretary		Senior Vice President